                                                                    Exhibit 12.1

                          LEINER HEALTH PRODUCTS INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                                                             FISCAL YEARS ENDED MARCH 31,
                                                          ------------------------------------------------------------------
                                                                                                                  UNAUDITED
                                                                                                                  PRO FORMA
                                                           1993(1)     1994       1995       1996       1997       1997(2)
                                                          ---------  ---------  ---------  ---------  ---------  -----------
Net income (loss).......................................  $  (1,033) $   3,417  $   3,813  $   1,166  $   7,638   $    (836)
Extraordinary item......................................     --         --         --         --          2,756       2,756
Income taxes............................................        999      3,573      3,524      4,686      8,028       2,489
Fixed charges...........................................      7,054      8,627     10,863     11,484      9,866      24,759
                                                          ---------  ---------  ---------  ---------  ---------  -----------
  Earnings..............................................  $   7,020  $  15,617  $  18,200  $  17,336  $  28,288   $  29,168
                                                          ---------  ---------  ---------  ---------  ---------  -----------
                                                          ---------  ---------  ---------  ---------  ---------  -----------
Fixed charges:
Interest expense........................................  $   5,791  $   7,144  $   9,010  $   9,924  $   8,281   $  23,147
Interest portion of rent expense........................      1,263      1,483      1,853      1,560      1,585       1,612
                                                          ---------  ---------  ---------  ---------  ---------  -----------
  Total fixed charges...................................  $   7,054  $   8,627  $  10,863  $  11,484  $   9,866   $  24,759
                                                          ---------  ---------  ---------  ---------  ---------  -----------
                                                          ---------  ---------  ---------  ---------  ---------  -----------
Ratio of earnings to fixed charges(3)...................        1.0        1.8        1.7        1.5        2.9         1.2
                                                          ---------  ---------  ---------  ---------  ---------  -----------
                                                          ---------  ---------  ---------  ---------  ---------  -----------

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(1) The computation of ratio of earnings to fixed charges for the fiscal year ended March 31, 1993 represents the results of operations of LHP, the results of operations for XCEL from the date of its acquisition, and purchase accounting for the acquisitions of LHP and XCEL during that fiscal year. See "The Company."

(2) On January 30, 1997, the Company purchased Vita Health. This column gives effect to the acquisition of Vita Health, as well as the Recapitalization and related transactions. See "Unaudited Pro Forma Financial Information." The Vita Health acquisition was accounted for under the purchase method of accounting. Consequently, the results of operations of Vita Health were included in the consolidated financial results of the Company for the two months ended March 31, 1997. The pro forma column includes the operating results of Vita Health for the additional ten months ended January 30, 1997 and excludes certain non-recurring bonuses paid to the former owners of Vita Health of $2.4 million.

(3) In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees, whether capitalized or expensed, plus one-third of rental expense under operating leases (the portion that has been deemed by the Company to be representative of an interest factor).